Exhibit 99.1

Contact:

Investors:	Media:
Jerry Hostetter	Adam Weiner or Laura Walters
Smithfield Foods, Inc.	Kekst and Company
(212) 758-2100	(212) 521-4800
jerryhostetter@smithfieldfoods.com	adam-weiner@kekst.com
laura-walters@kekst.com

Smithfield Foods Completes Acquisition Of

Premium Standard Farms, Inc.

Smithfield, Virginia (May 7, 2007)—Smithfield Foods, Inc. (NYSE: SFD) today announced that it has completed the acquisition of Premium Standard Farms, Inc. (Nasdaq: PORK) (“PSF”).

Under the terms of the merger, each PSF share has been converted into 0.678 Smithfield shares plus $1.25 in cash. The total combined value of stock and cash to be received by PSF shareholders was $22.13 per PSF share, based on the closing price of Smithfield shares on the New York Stock Exchange on Friday, May 4, 2007. The share exchange portion will be tax-free to PSF shareholders. The purchase price was approximately $800 million, including the assumption of PSF’s approximately $125 million of net debt. PSF had approximately 32.0 million shares outstanding. Smithfield issued approximately 21.7 million shares in exchange for PSF shares.

Because of restrictions imposed by the regulatory process, Smithfield said that it has not been able to explore adequately all potential synergies and commercial opportunities resulting from the merger, but will begin that assessment process immediately.

“This combination is a great strategic fit for Smithfield,” said C. Larry Pope, president and chief executive officer. “The acquisition of PSF fits well with our strong expertise in hog production and pork processing.”

Smithfield said that Paul J. Fribourg, chairman, president and chief executive officer of ContiGroup Companies, Inc., has been elected a member of Smithfield’s board of directors. In addition, Michael J. Zimmerman, executive vice president, investments and strategy and chief financial officer of ContiGroup, has been appointed an advisory director. Prior to completion of the acquisition, ContiGroup owned 38.8 percent of PSF’s common stock.

With sales of $11 billion, Smithfield is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

###

2